UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2005

EMC INSURANCE GROUP INC
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 280-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 6, 2005 the Company issued a press release announcing revisions to the terms of the Quota Share Reinsurance Agreement between the Company’s reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual Casualty Company, the Company’s parent organization, effective January 1, 2006. As indicated in the press release, the reinsurance subsidiary’s retention, or cap, on losses assumed per event will increase from $1.5 million in 2005 to $2.0 million in 2006 and the premium rate paid by the reinsurance subsidiary to Employers Mutual will be 10.5% of written premiums, which represents an approximate 24.0% increase in the cost of reinsurance protection over 2005 (excluding the increase in retention). For comparative purposes, if the Company had retained the $1.5 million cap on losses assumed per event in 2006, the premium rate would have been 11.5% of written premiums, which would have represented an approximate 35.0% increase in the cost of reinsurance protection over 2005.

The press release is as follows:

EMC INSURANCE GROUP INC. ANNOUNCES

CHANGES TO THE QUOTA SHARE REINSURANCE

AGREEMENT BETWEEN ITS REINSURANCE

SUBSIDIARY AND EMPLOYERS MUTUAL CASUALTY COMPANY

DES MOINES, Iowa (December 6, 2005) - EMC Insurance Group Inc. (Nasdaq/NM:EMCI) today announced that the terms of the Quota Share Reinsurance Agreement (the “Agreement”) between the Company’s reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, have been revised effective January 1, 2006. The revisions to the Agreement were approved at a joint meeting of the Inter-Company Committees of the boards of directors of the Company and Employers Mutual on December 2, 2005. The Agreement, as well as other inter-company transactions, will continue to be reviewed on an annual basis by the Inter-Company Committees in an effort to ensure that the terms are fair and reasonable to both parties.

The majority of the changes being implemented in 2006 are a direct result of the significant amount of hurricane losses retained by Employers Mutual during the severe 2005 hurricane season; however, other changes are being made to simplify and clarify the terms and conditions of the Agreement. The revised terms of the Agreement for 2006 are as follows: (1) the reinsurance subsidiary’s retention, or cap, on losses assumed per event will increase from $1.5 million to $2.0 million; (2) the cost of the $2.0 million cap on losses assumed per event will be treated as a reduction to written premiums rather than commission expense; (3) the reinsurance subsidiary will no longer directly pay for the outside reinsurance protection that Employers Mutual purchases to protect itself from catastrophic losses on the assumed reinsurance business it retains in excess of the cap and will instead pay a higher premium rate (previously accounted for as commission); and (4) the reinsurance subsidiary will assume all foreign exchange risk/benefit associated with contracts incepting on January 1, 2006 and thereafter that are subject to the Agreement.

For 2006, the premium rate paid by the reinsurance subsidiary to Employers Mutual will be 10.5% of written premiums, which represents an approximate 24.0% increase in the cost of reinsurance protection over 2005 (excluding the increase in retention from $1.5 million per event in 2005 to $2.0 million per event in 2006). During 2005, the reinsurance subsidiary will pay approximately $3.7 million for Employers Mutual’s outside reinsurance protection (approximately 4.0% of written premiums) and a 4.5% commission rate. In total, the cost of the reinsurance subsidiary’s reinsurance protection during 2005 will be approximately 8.5% of written premiums.

If the increased retention and the higher premium rate had been in place during 2005, the Company’s net income for the first nine months of 2005 would have been reduced by approximately $1.5 million or $0.11 per share. If the foreign exchange risk on contracts subject to the Agreement had been borne by the reinsurance subsidiary in 2005, the Company’s net income would have increased by approximately $215,000 or $0.02 per share for the first nine months of 2005.

“We believe that the increase in reinsurance costs for 2006 is fair and reasonable and in line with the exposures we reinsure”, stated Bruce G. Kelley, President and Chief Executive Officer. “Reinsurance costs are definitely on the rise for 2006 due to the severe 2005 hurricane season and most companies will be looking at higher retentions to keep the cost increase at an acceptable level. The bottom line is that EMC Insurance Group Inc. was well protected from catastrophe losses in 2005 and that protection will still be in place in 2006.”

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide. For more information, visit our website www.emcinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. When the Company uses the words “believe”, “expect”, “anticipate”, “estimate”, or similar expressions, it intends to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

December 7, 2005